Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS 2008 THIRD QUARTER RESULTS

Los Angeles, – November 10, 2008 – 1st Century Bancshares, Inc. (the “Company”) (OTCBB:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for its third quarter and nine months ended September 30, 2008.

“With a capital ratio of 25.43%, we have one of the highest percentages of risk-based capital in our geographic market, which has us well prepared to navigate through the extraordinarily challenging operating environment we are all experiencing.” said Alan I. Rothenberg, Chairman and Chief Executive Officer of 1st Century Bancshares.

2008 Third Quarter Highlights

•                  The Bank’s total risk-based capital ratio was 25.43% at September 30, 2008, which is above the regulatory standard of 10.00% for “well-capitalized” financial institutions.

•                  As of September 30, 2008, total assets were $254.7 million, an increase of 13.8% from December 31, 2007 and 11.6% from September 30, 2007.

•                  Gross loans increased to $195.9 million, an increase of $3.0 million or 1.6% compared to June 30, 2008 and an increase of $23.6 million or 13.7% compared to December 31, 2007.

•                  Provision for loan losses of $281,000 for the third quarter of 2008 represents an increase of $54,000 compared to the third quarter of 2007.

•                  Non-interest bearing demand deposits increased to $38.7 million, an increase of 18.3% from December 31, 2007.

•                  Net interest margin for the third quarter of 2008 expanded to 4.64% compared to 4.55% in the third quarter of 2007.

•                  Net income was $151,000 for the third quarter of 2008 compared to $366,000 for the third quarter of 2007.

“Operating under a sound and conservative banking philosophy, we are not utilizing any brokered deposits and have no Fannie Mae or Freddie Mac preferred or common stock.” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares. “With a very strong capital position, 1st

Century Bank will continue to support our customers and community through prudent lending and banking practices.”

Capital Adequacy

At September 30, 2008, stockholders’ equity in the Company totaled $59.6 million compared to $58.6 million at December 31, 2007. The Bank’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 25.43%, 24.18% and 23.27%, respectively, were all above the regulatory standards for “well-capitalized” financial institutions.

Net Interest Income and Margin

For the three months ended September 30, 2008, net interest income increased 13.9% to $2.8 million from $2.5 million for the same quarter in 2007. The increase in net interest income was primarily attributed to an 11.9% expansion of average earning assets to $241.3 million for the quarter ended September 30, 2008, and an improved net interest margin.

The Company’s net interest margin for the quarter ended September 30, 2008 was 4.64% compared to 4.55% for the quarter ended September 30, 2007. The nine basis point increase in net interest margin from third quarter 2007 to third quarter 2008 was primarily due to a 197 basis point reduction of interest paid on interest-bearing liabilities and an increase in average demand deposit balances of $6.4 million, partially offset by a 105 basis point reduction in yield on average earning assets.

For the nine months ended September 30, 2008, net interest income increased to $8.4 million from $7.1 million in the prior year period. The increase was attributed to average earning assets growth of 12.9% to $237.8 million and a 23 basis point expansion in net interest margin to 4.74% for the nine months ended September 30, 2008.

Net interest margin expanded to 4.74% for the nine months ended September 30, 2008 primarily due to a 198 basis point reduction in interest paid on interest-bearing liabilities and a $5.5 million increase in average demand deposits, offset by a 90 basis point reduction in yield on average earning assets.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2008 totaled $157,000 compared to $172,000 for the same period a year ago. The decrease in non-interest income was primarily due to a decrease of $37,000 in service charges and other operating income, partially offset by a $27,000 gain on sale of other real estate owned.

For the nine months ended September 30, 2008, non-interest income totaled $329,000 compared to $479,000 in the same period a year ago. The decrease was primarily due to a reduction of $194,000 in loan syndication fees and $50,000 in service charges and other operating income, partially offset by an increase of $46,000 in loan arrangement fees, a $27,000 gain on sale of other real estate owned and a $21,000 gain on sale of an available for sale security.

Non-Interest Expense

Non-interest expense was $2.5 million for the three months ended September 30, 2008 compared to $2.1 million for the prior year period. Contributing to the increase in non-interest expense was an increase in compensation and benefits expense of $302,000 primarily due to annual merit increases in compensation for employees and an increase in the average full-time equivalent (“FTE”) employees from 37 FTE employees for the quarter ended September 30, 2007 to 41 FTE employees for the quarter ended September 30, 2008. In addition, occupancy expenses increased $69,000 primarily due to the January 2008 opening of the Company’s Private Banking Center located on the ground floor of the Company’s headquarters. Also, other operating expense increased by $52,000 due to growth in the loan and deposit portfolio. Finally, during the three months ended September 30, 2008, the Company incurred approximately $30,000 in proxy related expenses principally related to the Company’s proxy solicitation for its contested election of directors at its annual meeting of stockholders.

Non-interest expense was $7.4 million for the nine months ended September 30, 2008 compared to $6.3 million for the prior year period. Contributing to the increase in non-interest expense was an increase in compensation and benefits expense of $935,000 primarily due to annual merit increases in compensation for employees and an increase in FTE from 37 FTE employees for the nine months ended September 30, 2007 to 41 FTE employees for the nine months ended September 30, 2008. In addition, occupancy costs increased by $123,000, primarily due to the opening of the new Private Banking Center. Also, other operating expenses increased by $295,000 in general due to growth in the loan and deposit portfolio, $59,000 in general shareholder relations expenses, and approximately $146,000 of proxy related expenses incurred principally related to the Company’s proxy solicitation for its contested election of its directors at its annual meeting of stockholders. These increases in non-interest expense were partially offset by a decrease in professional fees of $371,000 as a result of cost savings in various consulting fees, Sarbanes-Oxley Act related costs and audit fees.

Income before Income Taxes and Net Income

Income before income taxes was $221,000 and $366,000 for the quarter ended September 30, 2008 and 2007, respectively, and $694,000 and $781,000 for the nine months ended September 30, 2008 and 2007, respectively. The lower income before income taxes in 2008 as compared to 2007 was primarily due to higher non-interest expenses and higher provision for loan losses, partially offset by higher net interest income. Excluding the non-core legal and other operating costs of $214,000 related to the proxy solicitation, income before income taxes would have been $251,000 and $908,000 for the three and nine month periods ended September 30, 2008, respectively.

The Company reported net income of $151,000, or $0.01 per diluted share, for the three months ended September 30, 2008 compared to net income of $366,000, or $0.04 per diluted share, in the same period a year ago. The Company reported net income of 416,000, or $0.04 per diluted share, for the nine months ended September 30, 2008 compared to net income of $781,000, or $0.08 per diluted share, in the same period a year ago. The Company recorded $70,000 and $278,000 of income tax provision for the three months and nine months ended September 30, 2008, respectively. The Company did not record any income tax provision during the three months and nine months ended September 30, 2007, respectively.

Balance Sheet

Total assets increased 13.8% or $30.8 million to $254.7 million at September 30, 2008 from $223.9 million at December 31, 2007. The growth in assets was primarily in investment securities, which increased $7.1 million to $48.9 million at September 30, 2008, and total gross loans which increased $23.6 million to $195.9 million at September 30, 2008. Loan growth was funded primarily by an increase in other borrowings of $28.5 million to $30.5 million at September 30, 2008 compared to $2.0 million at December 31, 2007.

Credit Quality

The allowance for loan losses totaled $2.9 million, or 1.49% of gross loans at September 30, 2008, compared to $2.4 million, or 1.37% of gross loans at December 31, 2007. The provision for loan losses was $281,000 and $712,000 for the three and nine months ended September 30, 2008, respectively, compared to $227,000 and $498,000 for the same periods a year ago. Charge-offs were $0 and $161,000 for the three and nine months ended September 30, 2008, respectively. There were no charge-offs during the first nine months of 2007. The Company had no non-performing loans at September 30, 2008.

At September 30, 2008, the Company had $235,000 of other real estate owned, which is included in accrued interest and other assets on the unaudited condensed consolidated balance sheet. The amount of $235,000 represents management’s estimate of fair value less estimated disposal costs for this property at September 30, 2008. The Company had no other real estate owned at December 31, 2007.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in loan portfolio, and changes in policies, procedures, and underwriting criteria. Management believes that the allowance for loan losses at September 30, 2008 is adequate to absorb known and inherent losses in the loan portfolio and the methodology utilized in deriving that level is appropriate.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed, suggested or implied herein. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

Balance Sheet results:	September 30,	December 31,	September 30,
(Dollars in thousands except per share data)	2008	2007	2007

Total Assets	$254,661	$223,855	$228,202
Gross Loans	$195,938	$172,364	$156,627
Unearned Fee Income	$68	$131	$112
Allowance for Loan Losses (“ALL”)	$2,921	$2,369	$2,166
Total Net Loans	$192,949	$169,864	$154,349
ALL to Gross Loans	1.49%	1.37%	1.38%
Net Charge-off to YTD Average Gross Loans	0.09%	—	—
Non-performing Assets	$235	$—	$—
Total Deposits	$162,661	$161,193	$171,143
Total Shareholders’ Equity	$59,614	$58,612	$55,378
Net Loans to Deposits	118.62%	105.38%	90.19%
Equity to Assets	23.41%	26.18%	24.27%
Ending Shares Outstanding, excluding Treasury Stock	9,946,769	9,913,884	9,898,884
Ending Book Value per Share	$5.99	$5.91	$5.59

Quarter Operating Results:	Three Months Ended September 30,
(Dollars in thousands except per share data)	2008	2007

Net Interest Income	$2,817	$2,474
Provision for Loan Losses	$281	$227
Non-interest Income	$157	$172
Non-interest Expense	$2,472	$2,053
Income Before Taxes	$221	$366
Income Tax Provision	$70	$—
Net Income	$151	$366
Basic Income per Share	$0.02	$0.04
Diluted Income per Share	$0.01	$0.04
Quarterly Return on Average Assets*	0.25%	0.67%
Quarterly Return on Average Equity*	1.02%	2.67%
Quarterly Net Interest Margin*	4.64%	4.55%

YTD Operating Results (Dollars in thousands),	Nine Months Ended September 30,
except per share data:	2008	2007

Net Interest Income	$8,439	$7,098
Provision for Loan Losses	$712	$498
Non-interest Income	$329	$479
Non-interest Expense	$7,362	$6,298
Income Before Taxes	$694	$781
Income Tax Provision	$278	$—
Net Income	$416	$781
Basic Income per Share	$0.04	$0.08
Diluted Income per Share	$0.04	$0.08
YTD Return on Average Assets*	0.23%	0.48%
YTD Return on Average Equity*	0.95%	1.90%
YTD Net Interest Margin*	4.74%	4.51%

*Percentages are reported on an annualized basis.